Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 (No. 333-239321) of Poseida Therapeutics, Inc. of our report dated April 17, 2020, except for the effects of the reverse stock split discussed in Note 1 to the consolidated financial statements, as to which the date is July 6, 2020 relating to the financial statements of Poseida Therapeutics, Inc., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Diego, California

July 9, 2020